       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1999
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        THE HOUSTON EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                                22-2674487
   (State or other jurisdiction of incorporation or organization)   (I.R.S. Employer Identification No.)

                                                                         JAMES F. WESTMORELAND
                                                                          CORPORATE SECRETARY
              1100 LOUISIANA, SUITE 2000                               1100 LOUISIANA, SUITE 2000
              HOUSTON, TEXAS 77002-5219                                HOUSTON, TEXAS 77002-5219
                    (713) 830-6800                                           (713) 830-6800

 (Address, including zip code, and telephone number, including     (Name, address, including zip code, and telephone number,
    area code, of registrant's principal executive offices)                including area code, of agent for service)

                                 --------------
                                   Copies to:
                            WILLIAM N. FINNEGAN, IV
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.
                                 --------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.   [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule
434 under the Securities Act, please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                                                   PROPOSED  MAXIMUM
                               TITLE OF EACH CLASS                                AGGREGATE OFFERING       AMOUNT OF
                         OF SECURITIES TO BE REGISTERED                             PRICE(1)(2)(3)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01 per share . . . . . . . . . . . . . . . . . . .
 Preferred Stock, par value $0.01 per share  . . . . . . . . . . . . . . . . .
 Depositary Shares(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 Debt Securities (5) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
------------------------------------------------------------------------------------------------------------------------
            Total(6)                                                                 $250,000,000         $69,500.00
------------------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(2) This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the Debt Securities, Preferred Stock or Depositary Shares registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(4) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event that the registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing the fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.
(5) If any Debt Securities are issued at an original issue discount, then the offering price of the Debt Securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the offering price of any securities previously issued hereunder.
(6) In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $250,000,000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated May 20, 1999


PROSPECTUS

                                  $250,000,000

                        THE HOUSTON EXPLORATION COMPANY

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES


         The Houston Exploration Company may offer and sell in one or more offerings:

         o       shares of common stock;

         o shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities and which may be issued in the form of depositary shares evidenced by depositary receipts; and

         o unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures and other unsecured evidences of indebtedness in one or more series.

         The aggregate initial offering price of the securities that we will offer will not exceed $250,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

         We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

         We may sell these securities to agents, underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." The prospectus supplement will list any agents or underwriters and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after we pay a part of the expenses of the offering.

         Our common stock is listed for trading on the New York Stock Exchange under the symbol "THX".


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This prospectus may not be used to consummate sales of the securities unless accompanied by a prospectus supplement.



                                  May   , 1999

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.



                               TABLE OF CONTENTS



ABOUT THIS PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . .  1

FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . .  2

THE HOUSTON EXPLORATION COMPANY . . . . . . . . . . . . . . . . . . . . . . .  3

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . . . . . . . . . . . .  4

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

DESCRIPTION OF DEBT SECURITIES  . . . . . . . . . . . . . . . . . . . . . . .  6

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . 12

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

                             ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell different types of securities described in this prospectus in one or more offerings up to a total offering amount of $250 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        In this prospectus references to "Houston Exploration," "we," "us" and "our" mean The Houston Exploration Company.


                      WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         o our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999; and

         o the description of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934.

        You may request a copy of these filings, at no cost, over the Internet at our website at http://www.houstonexploration.com or by writing or calling us at the following address:

         Shareholder Relations
         The Houston Exploration Company
         1100 Louisiana, Suite 2000
         Houston, Texas 77002-5219
         (713) 830-6886

                           FORWARD-LOOKING STATEMENTS

         Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. These statements use forward-looking words such as "anticipate," "believe," "expect," "may," "project," "will," or other similar words and discuss "forward-looking" information, including the following:

         o       anticipated capital expenditures;

         o       future cash flows and borrowings;

         o       pursuit of potential future acquisition opportunities; and

         o       sources of funding for exploration and development.

         These forward-looking statements are based on assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

         o       the volatility of natural gas and oil prices,

         o uncertainty of reserve information and future net reserve estimates;

         o       reserve replacement risks;

         o       drilling risks;

         o       operating risks of natural gas and oil operations;

         o       acquisition risks;

         o       substantial capital requirements;

         o       governmental regulation;

         o       environmental matters; and

         o       competition.

         Other factors that could cause actual results to differ materially form those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 1998.

         When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this document, any prospectus supplement and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

                        THE HOUSTON EXPLORATION COMPANY

         The Houston Exploration Company is an independent natural gas and oil company engaged in the exploration, development, exploitation and acquisition of domestic natural gas and oil properties. Our operations are currently focused offshore in the Gulf of Mexico and onshore in South Texas, South Louisiana, the Arkoma Basin, East Texas and West Virginia. Our strategy is to utilize our geological and geophysical expertise to grow our reserve base through a combination of exploratory drilling in the Gulf of Mexico, lower risk, exploitation and development drilling onshore and opportunistic acquisitions. At December 31, 1998, we had net proved reserves of 480 Bcfe, 98% of which were natural gas and 80% of which were classified as proved developed.

         Our net proved reserves increased at a compound annual rate of 33% during the past five years from 121 Bcfe, or billion cubic feet of gas equivalent, at December 31, 1993 to 480 Bcfe at December 31, 1998. Annual production increased at a compound annual rate of 22% from 23 Bcfe in 1994 to 63 Bcfe in 1998. Natural gas and oil revenues increased from $42 million in 1994 to $127 million in 1998. Our daily production for the month of April 1999 averaged approximately 190 MMcfe/d, or million cubic feet of gas equivalent per day.

         We believe that our primary strengths are:

         o a substantial inventory of high potential exploration, exploitation and development opportunities;

         o       expertise in generating new prospects;

         o       geographic focus; and

         o       low-cost operating structure.

         The geographic focus of our operations in the Gulf of Mexico and core onshore areas enables us to manage a large asset base with a relatively small number of employees and to add and operate production at relatively low incremental costs. For the year ended December 31, 1998, we achieved lease operating expenses excluding severance taxes of $0.26 per Mcfe, or thousand cubic feet of gas equivalent, of production and net general and administrative expenses of $0.10 per Mcfe of production.

         At December 31, 1998, we incurred a net loss of $72.7 million due to a $130 million non-cash charge, $84.5 million after taxes, as the result of a writedown in the carrying value of our natural gas and oil properties primarily as a result of weak natural gas prices. In 1998, our production was 62,829 MMcfe and natural gas and oil revenues were $127.1 million. We realized an average gas price of $2.02 per Mcf for 1998 as compared to the average realized gas price in 1997 of $2.25 per Mcf.

         The Brooklyn Union Gas Company organized The Houston Exploration Company in December 1985 to conduct its offshore natural gas and oil exploration drilling and development operations in the Gulf of Mexico. In February 1996, Brooklyn Union transferred its onshore producing properties to Houston Exploration. We completed our initial public offering in September 1996. MarketSpan Corporation (doing business as KeySpan Energy), the parent of Brooklyn Union, owns approximately 64% of our outstanding common stock.

         Our principal executive offices are located at 1100 Louisiana, Suite 2000, Houston, Texas 77002 and our telephone number is (713) 830-6800.

                                USE OF PROCEEDS

          Unless we specify otherwise in the accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the repayment of debt and for general corporate purposes. General corporate purposes may include the repayment of existing indebtedness, additions to working capital, capital expenditures or the financing of possible acquisitions, including acquisitions of onshore and offshore oil and natural gas properties.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratio of earnings to fixed charges:

                                                                                                  THREE MONTHS
                                                                                                     ENDED
                                                         YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                 ------------- ----- -------- -------------         ----- ---
                                                    1994     1995     1996     1997     1998     1998      1999
                                                    ----     ----     ----     ----     ----     ----      ----

 Earnings to fixed charges . . . . . . . . . . .    2.2x      (1)     2.2x     5.0x     (2)        3.1x     0.7x

_________________
(1) Due to the $12 million nonrecurring non-cash charge incurred in the year ended December 31, 1995 in connection with Brooklyn Union's February 1996 reorganization of its exploration and production assets, earnings were insufficient to cover fixed charges by $7 million. If the $12 million non-cash charge is excluded the ratio of earnings fixed charges would have been 1.9 x.

(2) Due to the $130 million non-cash charge incurred in the year ended December 31, 1998 caused by a writedown in the carrying value of natural gas and oil properties, earnings were insufficient to cover fixed charges by $123 million. If the $130 million non-cash charge is excluded, the ratio of earnings to fixed charges would have been 1.5x.

         For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as:

         o       income from continuing operations before income taxes;

         o       plus fixed charges; and

         o       less capitalized interest.

         Fixed charges are defined as the sum of the following:

         o       interest (including capitalized interest) on all indebtedness;

         o       amortization of debt issuance cost; and

         o that portion of rental expense which we believe to be representative of an interest factor.

                              PLAN OF DISTRIBUTION

         We may sell our securities through agents, underwriters or dealers or directly to purchasers.

         We may designate agents to solicit offers to purchase our securities.

         o We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

         o Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

         o Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

         We may use an underwriter or underwriters in the offer or sale of our securities.

         o If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

         o We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

         o The underwriters will use the prospectus supplement to sell our securities.

         We may use a dealer to sell our securities.

         o If we use a dealer, we, as principal, will sell our securities to the dealer.

         o The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

         o We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

         We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the prospectus supplement.

         We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

         We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

         o If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

         o These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

         o We will indicate in the prospectus supplement, the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

                         DESCRIPTION OF DEBT SECURITIES

         Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that is qualified to act under the Trust Indenture Act of 1939. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together the senior indenture and the subordinated indenture are called "indentures."

         The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. The form of indentures and any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described above under "Where You Can Find More Information." The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture and supplemental indenture if and when we issue any debt securities. We urge you to read the indentures and any supplemental indenture because they, and not this description, define your rights as a holder of the debt securities.

GENERAL

         The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

         A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o       the title and type of the debt securities;

         o the currency or currency unit in which the debt securities will be payable;

         o       the total principal amount of the debt securities;

         o the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

         o the dates on which the principal of the debt securities will be payable;

         o the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

         o       any conversion or exchange provisions;

         o       any optional redemption provisions;

         o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

         o any provisions granting special rights to holders when a specified event occurs;

         o       any changes to or additional Events of Defaults or covenants;

         o any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

         o any restriction on the declaration of dividends or restrictions requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

         o       any other terms of the debt securities.

         None of the indentures will limit the amount of debt securities that may be issued by us. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

         Debt securities of a series may be issued in registered, bearer, coupon or global form.

DENOMINATIONS

         Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in registered form of $1,000 each or multiples thereof.

SUBORDINATION

         Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

         o of any insolvency, bankruptcy or similar proceeding involving us or our property, or

         o we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

         The subordinated indenture will not limit the amount of senior debt that we may incur.

         "Senior Debt" will be defined in the subordinated indenture to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

CONSOLIDATION, MERGER OR SALE

         Each indenture will generally permit a consolidation or merger between us and another corporation. They will also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

MODIFICATION OF INDENTURES

         Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

EVENTS OF DEFAULT

         "Event of Default" when used in an indenture, will mean any of the following:

         o failure to pay the principal of or any premium on any debt security when due;

         o       failure to deposit any sinking fund payment when due;

         o       failure to pay interest on any debt security for 30 days;

         o failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

         o certain events in bankruptcy, insolvency or reorganization of Houston Exploration; or

         o any other event of default included in any indenture or supplemental indenture.

         An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

         If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

         Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

COVENANTS

         Under the indentures, we will:

         o pay the principal of, and interest and any premium on, the debt securities when due;

         o       maintain a place of payment;

         o deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

         o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

PAYMENT AND TRANSFER

         We will pay principal, interest and any premium on fully registered debt securities at designated places. We will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will pay those payments at a place designated by us and specified in a prospectus supplement.

         You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

         We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (DTC) acts as depositary.

         Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

         Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

         We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

         Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

         A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

         o DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

         o we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

         o there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

         Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

         Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

         We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

DISCHARGING OUR OBLIGATIONS

         We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

         Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

MEETINGS

         Each indenture will contain provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under "--Notices" below. Generally speaking, except for any consent that must be given by all holders of a series as described under "--Modification of Indentures" above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series, unless, as discussed in "--Modification of Indentures" above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

GOVERNING LAW

         Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

         Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

THE TRUSTEE

         RESIGNATION OR REMOVAL OF TRUSTEE

         If the trustee serves as such under both the senior indenture and the subordinated indenture, the provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest will require the trustee to resign as trustee under either the subordinated indenture or the senior indenture upon the occurrence of any uncured event of default with respect to any series of senior debt securities. Also, any uncured event of default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

         The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

         LIMITATIONS ON TRUSTEE IF IT IS ONE OF OUR CREDITORS

         Each indenture will contain certain limitations on the right of the trustee thereunder, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

         ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

         The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

         CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

         Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the trustee will be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         As of the date of this prospectus, we are authorized to issue up to 55,000,000 shares of stock, including up to 50,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. As of March 31, 1999, we had 23,895,240 shares of common stock and no shares of preferred stock outstanding. As of that date, we also had approximately 2,082,738 shares of common stock reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans.

         The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our restated certificate of incorporation, restated bylaws, the Delaware General Corporation law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law (DGCL). Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless
(1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock. Our restated certificate of incorporation provides that Section 203 of the DGCL will not apply to restrict a business combination between us and an interested stockholder if (1) such business combination was approved by our board of directors prior to the time that such stockholder became an interested stockholder or (2) such stockholder became an interested stockholder as a result of, and at or prior to the effective time of, a transaction which was approved by our board of directors prior to the time such stockholder became an interested stockholder.

LIMITATION ON CHANGES IN CONTROL

         Certain of the provisions of our restated certificate of incorporation and restated bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control or the removal of our existing management or deterring potential acquirors from making an offer to our stockholders. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including voting rights that would require the approval of a percentage of the preferred stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of common stock.

PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BYLAWS

         Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting. The restated certificate of incorporation further provides that the number of directors will not be fewer than 3 nor more than 15. An amendment to the restated certificate of incorporation relating to the composition of the board of directors, an amendment of our bylaws and limitations on the liability of directors, requires the vote of at least 66 2/3% of the stockholders entitled to vote in an election of directors, voting together as a single class. An amendment to the bylaws by our stockholders requires the affirmative vote of at least 66 2/3% of the stockholders entitled to vote in an election of directors, voting together as a single class.

COMMON STOCK

         VOTING RIGHTS. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred sock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

         DIVIDENDS. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock.

         RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

         MISCELLANEOUS. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not redeemable or convertible into shares of any other class of capital stock. The Bank of New York is the transfer agent and registrar for the common stock.

PREFERRED STOCK AND DEPOSITARY SHARES

         We may issue shares of our preferred stock in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

         DESCRIPTION OF PREFERRED STOCK.

         The restated certificate of incorporation authorizes the board of directors or a committee of the board of directors to cause preferred stock to be issued in one or more series, without stockholder action. The board of directors is authorized to issue up to 5,000,000 shares of preferred stock and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend the certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the restated certificate of incorporation and the DGCL. As of the date of this prospectus, we have no shares of preferred stock outstanding.

         The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

         o the number of shares of the series of preferred stock being offered;

         o the title and liquidation preference per share of that series of the preferred stock;

         o       the purchase price of the preferred stock;

         o       the dividend rate or method for determining the dividend rate;

         o       the dates on which dividends will be paid;

         o whether dividends on that series of preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will commence to accumulate;

         o any redemption or sinking fund provisions applicable to that series of preferred stock;

         o any conversion provisions applicable to that series of preferred stock;

         o whether we have elected to offer depositary shares with respect to that series of preferred stock; or

         o any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

         If the terms of any series of preferred stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. The certificate of designations for any series of preferred stock will be filed with the SEC promptly after the offering of that series of preferred stock.

         The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. Holders of preferred stock will have no preemptive rights to subscribe for or purchase shares of capital stock.

         DIVIDEND RIGHTS. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books, or, if applicable, the records of the depositary referred to below under "Depositary Shares" on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or non-cumulative, as specified in the applicable prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

         We will not pay or declare full dividends on any series of preferred stock, unless we have or are contemporaneously declaring and paying full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

         The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

         RIGHTS UPON LIQUIDATION. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

         REDEMPTION. Any series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.

         If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

         If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

         In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

         CONVERSION RIGHTS. The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock are convertible into shares of common stock or another series of our preferred stock. As described under "--Redemption" above, under certain circumstances, preferred stock may be mandatorily converted into common stock or another series of our preferred stock.

         VOTING RIGHTS. Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under "--Description of Depositary Shares," if we issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

         TRANSFER AGENT AND REGISTRAR. The Bank of New York will be the transfer agent, registrar and dividend disbursement agent for the preferred stock and any depositary shares (see the description of depositary shares below). The registrar for the preferred stock will send notices to the holders of the preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

         DESCRIPTION OF DEPOSITARY SHARES.

         GENERAL. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

         The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us (the depositary). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement. The following description is a summary of the material provisions of the deposit agreement, the depositary shares and the depositary receipts. It does not restate those agreements in their entirety. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

         DIVIDENDS AND OTHER DISTRIBUTIONS. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

         If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

         REDEMPTION OF DEPOSITARY SHARES. If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

         VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date

(which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

         AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

         RESIGNATION AND REMOVAL OF DEPOSITARY. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

         MISCELLANEOUS. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

         Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

         DESCRIPTION OF PERMANENT GLOBAL PREFERRED SECURITIES.

         Certain series of the preferred stock or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which DTC acts as the depositary (global preferred securities).

         Each global preferred security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive certificated preferred stock or depositary receipts.

         Ownership of beneficial interests in a global preferred security is limited to institutions that have accounts with DTC or its nominee (participants) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global preferred security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global preferred security. Ownership of beneficial interests in a global preferred security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a global preferred security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global preferred security.

         Payments on preferred stock and depositary shares represented by a global preferred security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing the preferred stock or depositary shares. We have been advised by DTC that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that global preferred security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

         A global preferred security is exchangeable for definitive certificated preferred stock or depositary receipts, as the case may be, registered in the name of, and a transfer of a global preferred security may be registered to, a person other than DTC or its nominee, only if:

         o DTC notifies us that it is unwilling or unable to continue as depositary for the global preferred security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934; or

         o We determine in our discretion that the global preferred security shall be exchangeable for definitive preferred stock or depositary receipts, as the case may be, in registered form.

         Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global preferred security.

         Except as provided above, owners of the beneficial interests in a global preferred security will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holders of preferred stock or depositary shares, as the case may be. No global preferred security shall be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global preferred security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.

         We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to give or take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

          A brief description of DTC is set forth above under "Description of Debt Securities--Permanent Global Debt Securities."

                                 LEGAL OPINIONS

         The legality of the securities will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.


                                    EXPERTS

         The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

 Securities and Exchange Commission Registration Fee . . . . . . . . . . . . . . . . . . . .          $69,500

 *Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $50,000

 *Accountants' Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $50,000

 *Trustee's Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $10,000

 *Printing and Engraving Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $100,000

 *Rating Agency Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $20,000

 *State Qualification Expenses (including legal fees)  . . . . . . . . . . . . . . . . . . .           $4,000

 *Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $10,500
                                                                                                 ------------
          Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $314,000
                                                                                                 ============

_________________
*        Estimated

         ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 5.07 of Houston Exploration's Restated Certificate of Incorporation, as amended, states that:

                 "(a) No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

                 (b) If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited or eliminated to the full extent permitted by the DGCL, as so amended from time to time."

         Article VIII of Houston Exploration's Restated Bylaws further provides that Houston Exploration shall indemnify its officers, directors, employees and agents to the fullest extent permitted by law. Pursuant to such provision, Houston Exploration has entered into agreements with various of its officers, directors and employees which provide for indemnification of such persons.

         In addition, Houston Exploration and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which Houston Exploration or such persons may be required to make in respect thereof.

         ITEM 16. LIST OF EXHIBITS.

       Exhibit                  Description
       -------                  -----------
         *1.1    Form of Common Stock Underwriting Agreement.
         *1.2    Form of Preferred Stock Underwriting Agreement.
         *1.3    Form of Debt Securities Underwriting Agreement.
         *4.1    Form of Senior Debt Indenture (including form of Senior Debt Security).
         *4.2    Form of Senior Subordinated Debt Indenture (including form of Senior Subordinated Debt
                 Security).
         *4.3    Form of Subordinated Debt Indenture (including form of Subordinated Debt Security).
         *4.4    Form of Deposit Agreement with respect to the Depositary Shares (including the terms of Depositary Receipts to be issued thereunder).
         *4.5    Form of Stock Purchase Contract.
          4.6    Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company's Quarterly
                 Report on  Form 10-Q for the quarterly period ended June 30, 1997 (File No. 001-11899) and incorporated by reference herein).
          4.7    Restated Bylaws (filed as Exhibit  3.2 to the Company's Quarterly Report on  Form 10-Q for the
                 quarterly period ended June 30, 1997 (File No. 001-11899) and incorporated by reference herein).
         *5.1    Opinion of Andrews & Kurth L.L.P. with respect to legality of the securities.
         12.1    Statement with respect to Computation of Ratio of Earnings to Fixed Charges.
        *23.1    Consent of Andrews & Kurth L.L.P. (included as part of Exhibit 5.1).
         23.2    Consent of Arthur Andersen L.L.P.
         23.3    Consent of Netherland, Sewell & Associates, Inc.
         23.4    Consent of Miller & Lents, Ltd.
         23.5    Consent of Ryder Scott Company
         24.1    Powers of Attorney of Directors and Officers of the Registrant (included on Registration Statement
                 Signature Page).
        *25.1    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Senior Debt Securities.
        *25.2    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the
                 Senior Subordinated Debt Securities.
        *25.3    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Subordinated Debt Securities.
--------------

         * To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.

         ITEM 17. UNDERTAKINGS.

         Houston Exploration hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration

         Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Houston Exploration pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Houston Exploration's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Houston Exploration pursuant to the foregoing provisions, or otherwise, Houston Exploration has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Houston Exploration of expenses incurred or paid by a director, officer or controlling person of Houston Exploration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Houston Exploration will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 19, 1999.

                                        THE HOUSTON EXPLORATION COMPANY


                                        By:  /s/ James G. Floyd
                                           -------------------------------------
                                           James G. Floyd
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints James G. Floyd and James F. Westmoreland, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                        Signature                                  Title                           Date
                        ---------                                  -----                           ----
            /s/ James G. Floyd                 President, Chief Executive Officer and        May 19, 1999
            ---------------------------------  Director (Principal Executive Officer)
               James G. Floyd

            /s/ James F. Westmoreland          Vice President, Chief Accounting Officer,     May 19, 1999
            ---------------------------------  Comptroller and Secretary (Principal
               James F. Westmoreland           Financial Officer and Principal Accounting
                                               Officer)

            /s/ Robert B. Catell               Chairman of the Board of Directors            May 19, 1999
            ---------------------------------
               Robert B. Catell

            /s/ Gordon F. Ahalt                Director                                      May 19, 1999
            ---------------------------------
               Gordon F. Ahalt

            /s/ Russell D. Gordy               Director                                      May 19, 1999
            ---------------------------------
               Russell D. Gordy

            /s/ Craig G. Matthews              Director                                      May 19, 1999
            ---------------------------------
               Craig G. Matthews

            /s/ James Q. Riordan               Director                                      May 19, 1999
            ---------------------------------
               James Q. Riordan

            /s/ Donald C. Vaughn               Director                                      May 19, 1999
            ---------------------------------
               Donald C. Vaughn

                                 EXHIBIT INDEX


      Exhibit                                   Description
      -------                                   -----------
        *1.1     Form of Common Stock Underwriting Agreement.
        *1.2     Form of Preferred Stock Underwriting Agreement.
        *1.3     Form of Debt Securities Underwriting Agreement.
        *4.1     Form of Senior Debt Indenture (including form of Senior Debt Security).
        *4.2     Form of Senior Subordinated Debt Indenture (including form of Senior Subordinated
                 Debt Security).
        *4.3     Form of Subordinated Debt Indenture (including form of Subordinated Debt Security).
        *4.4     Form of Deposit Agreement with respect to the Depositary Shares
                 (including the terms of Depositary Receipts to be issued thereunder).
        *4.5     Form of Stock Purchase Contract.
         4.6     Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company's
                 Quarterly Report on  Form 10-Q for the quarterly period ended June 30, 1997 (File No. 001-
                 11899) and incorporated by reference herein).
         4.7     Restated Bylaws (filed as Exhibit  3.2 to the Company's Quarterly Report on  Form 10-Q for the
                 quarterly period ended June 30, 1997 (File No. 001-11899) and incorporated by reference herein).
        *5.1     Opinion of Andrews & Kurth L.L.P. with respect to legality of the securities.
        12.1     Statement with respect to Computation of Ratio of Earnings to Fixed Charges.
       *23.1     Consent of Andrews & Kurth L.L.P. (included as part of Exhibit 5.1).
        23.2     Consent of Arthur Andersen L.L.P.
        23.3     Consent of Netherland, Sewell & Associates, Inc.
        23.4     Consent of Miller & Lents, Ltd.
        23.5     Consent of Ryder Scott Company.
        24.1     Powers of Attorney of Directors and Officers of the Registrant (included on Registration
                 Statement Signature Page).
       *25.1     Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                 Trustee for the Senior Debt Securities.
       *25.2     Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Subordinated Debt Securities.
       *25.3     Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                 Trustee for the Subordinated Debt Securities.

______________
         * To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.